Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan, the 2004 Stock Plan, the SignNow, Inc. 2011 Equity Incentive Plan, and the Purewire, Inc. 2008 Stock Incentive Plan of Barracuda Networks, Inc. of our report dated July 29, 2013 (except for Note 13, as to which the date is October 15, 2013), with respect to the consolidated financial statements and schedule of Barracuda Networks, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-191510) and related Prospectus of Barracuda Networks, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 4, 2013